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                                                                   EXHIBIT 10.1



             AMENDMENT TO NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


         The second paragraph of Article 9 of the Daniel Industries, Inc., 1995 Non-Employee Directors' Stock Option Plan is amended to read:

         "In the event an optionee gives notice that he does not intend to stand for reelection or is given notice that he will be asked to retire from the Board of Directors, then, notwithstanding Article 6 hereof, the Option shall become exercisable with respect to all shares subject thereto, and the Option shall terminate on the earlier of one year from the date of the annual meeting of stockholders at which the optionee's term would have expired or the date of expiration of the Option."